Exhibit 99.1

Molson Coors Completes CAD$500 million Notes Private Placement

DENVER, Colorado, and MONTREAL, Quebec, October 6, 2010 - Molson Coors Brewing Company (the “Company”) (NYSE: TAP) today announced that its subsidiary, Molson Coors International LP, has completed its 7-year CAD$500 million 3.95% Series A Notes private placement in Canada.

The Series A Notes will mature on October 6, 2017. The notes are guaranteed by Molson Coors Brewing Company and certain United States and Canadian subsidiaries of the Company and rank equally with the Company’s other outstanding notes and credit facility. The Company expects to use the proceeds to refinance a portion of its current debt and for general corporate purposes which may, in part, include payments to fund pension obligations.

The Series A Notes were sold only to accredited investors in Canada in compliance with Regulation S under the U.S. Securities Act of 1933, as amended. The notes will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Series A Notes have not and will not be qualified by a prospectus under Canadian securities laws and may not be sold or resold except pursuant to an exemption from the applicable prospectus requirements. This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities, nor shall there be any sale of securities mentioned in this press release, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

CONTACT INFORMATION:
Media:	Investors Relations:
Colin Wheeler	Dave Dunnewald

(303) 927-2443	(303) 927-2334